Exhibit 99.1

ETHYL PETROLEUM ADDITIVES IS NOW AFTON CHEMICAL

Richmond, VA, July 1, 2004 - NewMarket Corporation (NYSE: NEU) today announces that Ethyl Petroleum Additives, Inc., the Company’s petroleum additive operating subsidiary, has changed its name to Afton Chemical Corporation.

Under its new name, Afton Chemical will continue the Ethyl tradition of leadership in petroleum additives used in lubricating oils and fuels. Afton Chemical technology helps fuels burn cleaner, engines run smoother, and machines last longer with a growing line of well-known brands including HiTEC®, TecGARD™, and Greenburn®.

According to Afton Chemical President Warren Huang, “With our leading brands, our exceptionally strong technical and research capabilities, and close customer relationships, we believe Afton Chemical is in a better position than ever to help our customers capitalize on the opportunities available in today’s marketplace.”

Afton Chemical has launched its new name using the slogan “A passion for solutions,” and according to Huang, the line is an accurate reflection of the company and its mission. “As Ethyl Petroleum Additives, our passion for value-added solutions has been responsible for breakthrough technologies and competitive advantages for customers around the world for over eighty years. And with our new name and a focus on new opportunities to help our customers and our industry, that passion for innovative, productive solutions is stronger than ever.”

In addition to Huang, Afton Chemical officers will include:

Alexander McLean - Senior VP, Global Accounts & Strategy

Robert A. Shama - VP, Sales & Marketing, North America

Mike Lewis - Managing Director, Europe, Middle East & Africa

T. K. Lim - Managing Director, Asia Pacific

Alan Horwitz - Managing Director, Latin America

Marshall B. Nelson - VP, Research & Development

Ann M. Pettigrew - VP, Health, Safety & Environment

Richard M. Mendel - VP, Fuel Additives

Jonathan Rock - Business Director, Lubricant Additives

Damian Barnes - Director, Supply Chain

Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the management of NewMarket Corporation and its subsidiaries believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; a significant rise in interest rates; resolution of environmental liabilities; changes in the demand for the products of the subsidiaries of NewMarket; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which NewMarket or its subsidiaries conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of Ethyl Corporation’s 2003 Annual Report on Form 10-K, which is available to shareholders upon request.

CONTACT:	NewMarket Corporation, Richmond
Investor Relations
David A. Fiorenza, 804-788-5555
Fax: 804-788-5688
Email: investorrelations@newmarket.com